Exhibit 21

Subsidiaries of Turning Point Brands, Inc.

The following list outlines the subsidiaries of Turning Point Brands, Inc.

Entity	Jurisdiction of Organization
Turning Point Brands, Inc.	Delaware
North Atlantic Trading Company, Inc.	Delaware
National Tobacco Finance, LLC	Delaware
National Tobacco Company, L.P.	Delaware
North Atlantic Operating Company, Inc.	Delaware
North Atlantic Cigarette Company, Inc.	Delaware
RBJ Sales, Inc.	Tennessee
Turning Point Brands, LLC	Delaware
Intrepid Brands, LLC	Delaware
Vapor Beast LLC	Delaware
Vapor Shark, LLC	Delaware
Vapor Shark Franchising, LLC	Florida
Vapor Shark International Franchising, LLC	Florida
Vapor Shark Internet Sales, LLC	Florida
Vapor Shark Miami, LLC	Florida
Vapor Shark Hallandale, LLC	Florida
Vapor Shark Kendall, LLC	Florida
Vapor Shark Pinecrest, LLC	Florida
Vapor Shark Key West, LLC	Florida
Vapor Shark Palmetto Bay, LLC	Florida
Vapor Shark Flagami, LLC	Florida
Vapor Shark South Beach, LLC	Florida
Vapor Shark Coral Springs, LLC	Florida